Exhibit 2.4
VOTING UNDERTAKING
To: SPK Acquisitions Limited (“SPK”)
From: [name]
25 June 2008
Dear Sirs,
Acquisition of IONA Technologies plc (the “Company”)
1.	In this Deed unless the context otherwise requires:

“Acquirer” shall mean SPK or any company owned or controlled directly or indirectly by Progress, which is making the Acquisition;

“Acquisition” means the proposed acquisition by SPK of the Company by means of the Scheme, as described in the Rule 2.5 Announcement;

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed in the State of New York and Ireland;

“Committed Shares” means the Share specified in the Schedule hereto, including any Shares deriving from the rights set out in column 4 of Part (A) of that Schedule;

“Court” means the High Court of Ireland;

“Encumbrance” means any mortgage, assignment, dealing, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

“Exempted Transfer” shall mean any of the following transfers of Shares:
(a)	transfer(s) of Shares by will or operation of law, in which case this Deed shall bind the transferee,

(b)	transfer(s) of Shares pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Deed,

(c)	transfer(s) of Shares in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organisations, subject to the transferee first agreeing in writing to be bound by the terms of this Deed, and

(d)	such transfer(s) of Shares as SPK may otherwise permit in its sole discretion;
“Further Shares” means any other shares in the capital of the Company of which I may hereafter become the beneficial owner;

VOTING UNDERTAKING
“Higher Competing Offer” means an offer, increased offer, proposed offer or proposed increased offer (including by means of a scheme of arrangement), by or on behalf of a party other than the Acquirer for the Company and which is:
(a)	wholly in, or enables a holder of Shares to receive exclusively, cash or

(b)	is in some form other than in (a) above,
and which in respect of each relevant Share exceeds (in the case of (b) above, in the opinion of the directors of the Company) the value of the cash element of the Scheme;
“Implementation Agreement” means the implementation agreement dated as of June 25, 2008 between SPK, the Company and, with respect to Section 7.4 and Section 7.7 only, Progress;
“Nasdaq” shall mean the Nasdaq Global Market;
“Scheme Document” means the formal document containing, inter alia, the terms and conditions of the Scheme and explanatory statement in relation thereto;
“Panel” means the Irish Takeover Panel;
“Progress” means Progress Software Corporation
“Rule 2.5 Announcement” means the draft announcement to be dated on or about 25 June 2008 as attached to this Deed and marked “A”;
“Shares” means the ordinary shares of €0.0025 each in the capital of the Company;
“Scheme” means the scheme of arrangement pursuant to section 201 of the Companies Act 1963, by which the Acquisition will be effected;
“Stock Exchange” means The Irish Stock Exchange Limited and/or the NASDAQ;
“Subsidiary” and “holding company” have the meanings give to such terms by Section 155 of the Companies Act 1963; and
“Takeover Rules” means the Irish Takeover Panel Act 1997 Takeover Rules 2007.
Terms not otherwise defined shall bear the same meaning as in the Rule 2.5 Announcement.
2.	I, the undersigned hereby irrevocably and unconditionally warrant, undertake and agree with you on the terms of this Deed, that:
2.1	I am the sole legal and beneficial owner of the Committed Shares and have, and will continue to have, all relevant authority to accept or procure the acceptance of or vote in favour of the Scheme and Acquisition in respect of the Committed Shares. I do not own, manage or control, directly or indirectly any other Shares either alone or together with others. Such warranty and undertaking will not be extinguished or affected by the Scheme becoming effective.

2.2	Neither the whole nor any part of my interest in the Committed Shares and/or the Further Shares is, or will be prior to the date that the Scheme becomes effective, subject to any Encumbrance or restriction whatsoever. Such warranty and undertaking will not be extinguished or affected by the Scheme becoming effective.

VOTING UNDERTAKING
2.3	Subject to Section 7 below, I shall cast or procure the casting of all votes, whether on a show of hands or on a poll and whether in person or by proxy in respect of all of my Committed Shares and Further Shares, in favour of the Scheme and Acquisition and in favour of any resolutions required to approve and implement the Scheme and Acquisition, whether at the Court Meeting(s) or any Extraordinary General Meeting(s) or otherwise (including, but not limited to, resolutions to reduce the share capital of the Company and alter the articles of association of the Company in connection with the reduction and the Scheme), and I shall complete and submit all necessary forms, including forms of proxy, in relation thereto within five (5) Business Days of receiving the Scheme Document and I shall vote against any resolution or proposal to adjourn any meeting at which any such resolution is to be voted on, or proposing any amendment to any such resolution, unless you have previously requested in writing that I vote in favour of such a resolution or proposal. For the avoidance of doubt it is understood and agreed between the Acquirer and me that voting rights in respect of the Committed Shares and any Further Shares shall be exercised by the registered holder until such time as the Scheme becomes effective.

2.4	Subject to Section 7 below, I shall not:
(a)	except by way of an Exempted Transaction or pursuant to the Acquisition, sell, transfer, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, charging or other disposition or the creation or grant of any other Encumbrance over all or any of the Committed Shares or any Further Shares or any interest in all or any thereof; or

(b)	accept or agree to accept any other offer in respect of all or any of the Committed Shares or any Further Shares (whether conditional or unconditional) by whatever means the same is to be implemented; or

(c)	other than as to Further Shares issued after the date hereof and attributable to or derived from my holdings of Committed Shares or rights specified or referred to in the Schedule, acquire or become beneficially interested in any further Shares, or securities convertible into Shares, in the Company or any interest in such Shares or securities without your prior written consent; or

(d)	other than in connection with either of the circumstances set out in Section 7.3, enter into any deed, agreement or arrangement with any person (whether conditional or unconditional) which would or might restrict or affect my authority or ability to vote as is required by paragraph 2.3; or

(e)	other than in connection with either of the circumstances set out in Section 7.3, enter into any deed, agreement or arrangement with any person (whether conditional or unconditional) to do all or any of the acts referred to in this paragraph 2.4.
2.5	I have and will continue to have all relevant authority and power to enter into, and to perform all obligations under this Deed.

2.6	Where the Committed Shares and/or the Further Shares are registered in the name of a nominee, I shall direct the nominee to act as if the nominee were bound by the terms of this Deed and I shall do all acts necessary to carry the terms hereof into effect as if I had been the registered holder of the Committed Shares and/or the Further Shares.

VOTING UNDERTAKING
2.7	I will notify the Acquirer immediately upon becoming aware of any breach of the foregoing undertakings and warranties.
3.	I recognise and acknowledge that if I should fail to comply with my obligations contained herein or should otherwise be in breach of any of my obligations under this Deed, damages may not be an adequate remedy and that the Acquirer should accordingly be entitled to seek equitable relief, including an injunction or order for specific performance for such failure or breach.
4.	I consent to the issue of any press announcement incorporating references to me and to this Deed substantially in the same terms as references set out in the Rule 2.5 Announcement.
5.	I understand that the Takeover Rules require my interests in securities in the Company and the Acquirer in the twelve months prior to 8 February 2008 to be disclosed in the Scheme Document and that, if the Scheme Document is posted, this Deed will be made available for public inspection prior to the Scheme becoming effective and that particulars of it will be contained in the Scheme Document and I warrant that the details of all my interests in securities of the Company and dealings in securities of the Company as set out in the Schedule hereto are true, complete and accurate and that my interests are correctly described and the registered holders of the securities to which they relate as set out in the Schedule are true and accurate in all respects. I shall notify you promptly in writing of any changes in such details and shall, on request, provide the Acquirer with all reasonable assistance in compiling and confirming the details of my interests and dealings in securities of the Company. I shall also promptly supply, or procure the supply to the Acquirer of details (dates, prices and numbers) of my dealings in Shares in the twelve month period prior to 8 February 2008.
6.	In my capacity as a Director of the Company, I undertake, unless and until the Scheme becomes effective, is withdrawn or lapses and subject to my fiduciary duties as director of the Company and to my obligations under the Takeover Rules:
6.1	to recommend all shareholders vote in favour of the Scheme and Acquisition, including joining in the recommendation included in the Rule 2.5 Announcement and the Scheme Document;

6.2	to provide to the Acquirer and its professional advisers all information necessary to be included in the Scheme Document concerning me, my immediate family, related trusts and persons connected with me and to use my reasonable endeavours so far as I am reasonably able to procure that the Company and its directors shall provide all such information concerning the Company, their immediate family, related trusts and persons connected with them;

6.3	to refrain from taking any action or making any statement which is or may be prejudicial to the success of the Scheme and the Acquisition;

6.4	to procure so far as I am able to by using all my reasonable endeavours that:
(a)	no dividend or similar distribution or bonus will be declared, paid or made in respect of the profits or capital of the Company or any of its subsidiaries;

(b)	no action which may be prejudicial to the successful outcome of the Scheme and the Acquisition is taken; and

(c)	such meetings of the directors or members of the Company as may be necessary to consider such resolutions as may be required to enable the Scheme and the Acquisition to be implemented will be convened; and

VOTING UNDERTAKING
6.5	upon the Scheme becoming effective:
(a)	to vote to approve the registration of all transfers or issues of Shares in the Company made pursuant to or in connection with the Acquisition (subject, in the case of transfers, to the same being duly stamped); and

(b)	to vote in favour of the appointment of such persons as the Acquirer may nominate as directors of the Company (and its subsidiaries) and in approving alternate directors nominated by such newly appointed directors.
7.	This Deed shall cease to have any effect whatsoever if:
7.1	the Scheme lapses or is withdrawn;

7.2	the Resolutions are not passed at the EGM and the Court Meeting;

7.3	a firm intention to make a Higher Competing Offer is announced pursuant to Rule 2.5 of the Takeover Rules;

7.4	the directors of the Company withdraw their recommendation to shareholders of the Company to vote in favour of the Scheme;

7.5	the Scheme does not become effective by December 15, 2008 (or such later date as the Acquirer and the Company agree, with the consent of the Panel and the Court);

7.6	the High Court declines or refuses to sanction the Scheme, unless the Company and the Acquirer agree that the decision of the High Court shall be appealed and, if so appealed, a final non-appealable order, decree, judgment, or ruling has been issued; or

7.7	the Acquirer announces that it will not proceed to make the Acquisition.
8.	I hereby accept and acknowledge that I have not entered into this Deed relying on any statement or representation, whether or not made by the Acquirer (or any of its directors, officers, employees or agents) or any other person and that nothing in this Deed obliges the Acquirer to announce or make the Acquisition or despatch the Scheme Document in the event that it is not required to do so under the Takeover Rules.
9.	Any time, date or period mentioned in this Deed may be extended by agreement between the parties but as regards any time, date or period originally fixed or so extended time shall be of the essence.
10.	The Acquirer may assign all rights and obligations under this Deed to any other company under the same ultimate ownership as the Acquirer with my prior written consent, which consent will not be unreasonably withheld.
11.	I agree that this Deed will be governed by and construed in accordance with Irish law and that the Irish courts are to have exclusive jurisdiction for all purposes in connection herewith.
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VOTING UNDERTAKING
SCHEDULE
Holdings of, and dealings since 8 February 2008 in, Company Securities
(A) Holdings

Number of Shares in
Company, subject to
options, warrants
		Number and Class of	or other rights to
		Shares in the	subscribe, acquire
Registered Holder (1)	Beneficial Owner (2)	Company (3)	or convert (4)

(B) Dealings since 8 February 2007

Registered Holder (1)	Transaction Type (2)	Date (3)	Quantity (4)	Price (5)

VOTING UNDERTAKING
IN WITNESS whereof this Voting Undertaking has been entered into as a Deed the day and year first herein WRITTEN.
SIGNED, SEALED AND DELIVERED by
•
in the presence of: